EXHIBIT 21.1

                    SUBSIDIARIES OF OMNI ENERGY SERVICES CORP.



           Subsidiary                                    State of
                                                      Incorporation
                                                      or Organization

           OMNI Energy Services - Alaska, Inc.            Alaska

           OMNI Marine Supply, Inc.                     Louisiana

           American Aviation, L.L.C.                     Missouri